PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 21 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated April 6, 1998                                         Dated June 1, 1998
                                                                Rule 424(b)(3)
                     Morgan Stanley Dean Witter & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES E
                   Senior Euro Fixed Rate Notes Due 2008


               The Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Notes Due 2008) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley Dean Witter & Co. (the "Company") upon not less than 30 nor more than 40 calendar days notice on any June 10, commencing June 10, 2002 and under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement. The Notes will be issued only in bearer form, which form is further described under "Description of Notes -- Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form.

               The Notes are further described under "Description of Notes--Fixed Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

Principal Amount:      LIT 15,000,000,000

Maturity Date:         June 10, 2008

Date of Issuance and
  Settlement Date:     June 10, 1998

Interest Accrual Date: June 10, 1998

Issue Price:           100%

Redemption Price:      100%

Interest Rate:         As set forth beside the applicable interest payment
                       periods below:

                  Interest                      Interest Rate
                  Payment Period                 (per annum)
                  --------------                -------------

                  From and including                5.85%
                  June 10, 1998 to
                  but excluding
                  June 10, 2002

                  From and including                5.00%
                  June 10, 2002 to
                  but excluding
                  June 10, 2008

Interest Payment
  Dates:               Each June 10, commencing June 10, 1999.

Business Days:         Milan, London and New York

Total Amount of OID:   N/A

Original Yield to
  Maturity:            N/A

Initial Accrual Period
  OID:                 N/A

Redemption Dates:      Redeemable in whole, but not in part, at the
                       option of the Company upon not less than 30 nor more than 40 calendar days notice on any June 10, commencing June 10, 2002.

Annual Redemption
  Percentage
  Reduction:           N/A

Applicability of
  Modified Payment
  upon Acceleration:   N/A

If Yes, State Issue
  Price:               N/A

Optional Repayment
  Date(s):             N/A

Denominations:         LIT 5,000,000

Specified Currency:    Italian Lira ("LIT")

Agent:                 Morgan Stanley & Co. International Limited

Principal Paying
  Agent:               The Chase Manhattan Bank (London Branch)

Common Code:           8795240

ISIN:                  XS0087952403


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER